EXHIBIT 99.1

APPROVED BY:        Richard Kerley, Chief Executive Officer
                    Catherine B. James, Chief Financial Officer
                    (203) 629-4320

CONTACT:            Betsy Brod / Karen Kruza
                    Media Contact: Stan Froelich
                    Morgen-Walke Associates                       (212)850-5600

FOR IMMEDIATE RELEASE

                 FINE HOST CORPORATION ENTERS HEALTH CARE MARKET
                        THROUGH ACQUISITION OF BEST, INC.
                        - Expands in Corrections Market -

         Greenwich, CT, August 28, 1997 -- Fine Host Corporation (Nasdaq: FINE) announced today the acquisition of Best, Inc., a private food service management company headquartered in Roseville, MN specializing in the health care and corrections markets. Established in 1975, Best also provides food service to a number of clients in the business dining, college and school nutrition segments. With approximately $45 million in annual revenues, the acquired company provides contract food and dietary management services to approximately 150 accounts in the states of Minnesota, Wisconsin, North Dakota, South Dakota, Illinois and Iowa. Terms of the transaction were not disclosed.

         The acquisition of Best, Inc. will mark Fine Host's entrance into the health care market, and substantially increase the Company's presence in the corrections market. The Company plans to manage its expansion in these rapidly growing markets by establishing two new operating divisions, the Health Care Group and the Corrections Group.

         Richard Kerley, Chief Executive Officer, commented, "Best, Inc. is our largest acquisition to date, and it represents our entry into the health care market. There are more than 33 million people over the age of 65 in the United States today. The acquisition of Best gives us the opportunity to meet the food service needs of this expanding market in a number of long-term residential facilities in the Midwestern United States. We are confident that Best's strong reputation for quality in the health care market will allow us to rapidly grow this new segment of our business and take advantage of these favorable demographics.

         "The number of Americans incarcerated in the United States has grown 22% since 1989, and further increases are forecast in the future. The acquisition of Best will substantially increase our market share in the corrections segment, which includes service to both prisons and jails. Best's excellent reputation will enhance our ability to gain additional market share in the future.

         "We are going to retain Best's key operating personnel, many of whom have signed long-term employment agreements, with the goal of both maintaining existing customers and cultivating new accounts. We are pleased that Perry
Rynders, Best's former President, will serve as the Group President for the newly-established Health Care and Corrections Groups. In addition, we are delighted that Bill Benzick, the founder and former Chairman of Best Inc., will continue to work with us to enhance Fine Host's position in both the health care and corrections markets nationally. We are confident that their experience and knowledge of the industry will be invaluable to us as we grow in these markets," Kerley said.

         Fine Host Corporation is a leading contract food service management company, providing food and beverage concession and catering services to more than 900 facilities located in 39 states, primarily through multi-year contracts in the following markets: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary school nutrition programs); the business dining market (corporate cafeterias, office complexes and manufacturing plants); the health care market (long-term care facilities and hospitals); and the corrections market (prisons and jails).

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